As filed with the Securities and Exchange Commission on April 25, 2025

Registration No. 333-254973

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Markforged Holding Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3559	92-3037714
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

60 Tower Road

Waltham, MA 02451

(866) 496-1805

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Shai Terem

Chief Executive Officer

Markforged Holding Corporation

60 Tower Road

Waltham, MA 02451

(866) 496-1805

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Gordon, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Assaf Zipori Chief Financial Officer, Treasurer and Secretary Markforged Holding Corporation 60 Tower Road Waltham, MA 02451 (866) 496-1805

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-4 relates to the Registration Statement on Form S-4 (No. 333-254973) (the “Registration Statement”), of Markforged Holding Corporation, a Delaware corporation (the “Registrant”), as amended, originally filed with the Securities and Exchange Commission on April 1, 2022.

On April 25, 2025, pursuant to, and subject to the conditions contained in, that certain Agreement and Plan of Merger, dated as of September 25, 2024 (the “Merger Agreement”), by and among the Registrant, Nano Dimension Ltd., an Israeli company (“Parent”), and Nano US II, Inc., a Delaware corporation (“Merger Sub”), which Merger Sub is a direct, wholly owned subsidiary of Nano Dimension USA Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings and sales of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.

The Company is filing this Post-Effective Amendment No. 1 to withdraw and remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on April 25, 2025.

MARKFORGED HOLDING CORPORATION

By:	/s/ Shai Terem
	Name:	Shai Terem
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.